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                                                            Exhibit 23

               Letterhead of Kenny S&P Evaluation Services
                  (a division of J.J. Kenny Co., Inc.)

                           September 27, 2001

Prudential Investment Management Services LLC
100 Mulberry Street
Gateway Center Three
Newark, New Jersey 07102

               Re:  National Municipal Trust
                    Post-Effective Amendment No. 7
                    Series 169
                    ------------------------------

Gentlemen:

    We have examined Registration Statement File No. 33-53569 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

    In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

    You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                                         Sincerely,


                                                         Frank A. Ciccotto
                                                         Frank A. Ciccotto
                                                         Vice President